Exhibit 10.25

Asset Transfer Agreement

Party A: **Xcentz Limited**

Address: 26th Floor, Three Exchange Square, 8 Connaught Place, Central, Hong Kong

Party B: **Coolpad Global Inc.**

Address: Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY-1111,Cayman Island

WHERAS:

1. Party A has purchased a total of [**9,615**] the computer server (**"Equipment"**) for operating the Bitcoin mining business from the third party (**"The Seller"**), out of which [**7,915**] units have already arrived at the hosting location [the United States and Canada] and are operational. The rest is yet to be dispatched by the seller.

2. Party B desires to purchase the equipment from Party A; Party A intends to transfer the equipment to Party B in batches.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Article 1: Transfer Price and Payment

The total transfer price of the assets, is 28,108,000 USD

The name, model, quantity, and unit price of the assets are listed on the attached **Exhibit "A"**.

1.1 Payment Details for Operational Equipment:

The total payment for the operational equipment is $18,767,295 USD, with the following details:

(1) Operational Equipment Payment:

For the 7,915 units of Equipment that have already arrived at the hosting location and are operational, the pricing is based on the net asset value as of September 30, 2024, which amounts to $18,067,294.68.

(2) Service Fees for Equipment:

The service fees for the procurement, transportation, maintenance and after-sales services that amount to $700,000 USD. The details of the service fees are as follows:

a. Third-party service fees: $234,000 USD

b. Salaries of Party A's personnel: $90,000 USD

c. Sourcing service (including identifying, evaluating, and engaging vendors) feescharged by Party A based on market prices: $376,000 USD

1.2 **Debt Offset and Repayment Agreement**: The Equipment transfer fees stipulated in this Agreement shall be applied to offset the liabilities owed by Party A to Party B, prior to October 1, 2024. In the event that the asset transfer fees are insufficient to cover the outstanding liabilities, Party A shall repay the remaining balance to Party B, within twelve (12) months following the completion of the delivery of all Equipment.

Article 2: Delivery and Risk Transfer

2.1 The ownership of the equipment that has arrived at the hosting location and is currently operational shall be transferred from Party A to Party B in October 1, 2024.

2.2 As for the remaining 1,700 units that have not yet been shipped by suppliers, ownership shall be transferred to Party B.

2.3 The assets transferred under this Agreement are discounted assets, and Party A shall deliver them to Party B in their current condition, without any after-sales or quality guarantee responsibilities.

Article 4: Breach of Contract Liability

Any party hereto (" **the Breaching party**") who breaches any of the terms and conditions of this Agreement shall be liable to compensate the non-breaching party (**"the Non-breaching party"**) for all losses, damages, costs, and expenses (including but not limited to reasonable legal fees and expenses) incurred or suffered by the non-breaching party as a result of such breach, to the extent such losses, damages, costs, and expenses are direct and actual, and not resulting from the non-breaching party's own negligence or misconduct.

Article 5: Confidentiality Clause

5.1 Any information, data, etc., obtained by Party A and Party B during the signing and performance of this Agreement that has not been publicly disclosed must not be disclosed to any third party in any way or at any time without the written consent of the other party. If any party violates this provision, it must bear any direct and indirect economic losses caused to the other

party.

5.2 Party B shall not disclose any business secrets related to Party A's business volume, supply varieties, prices, etc., to the outside world. Unless approved in writing by Party A in advance, Party B shall not mention Party A in its promotional advertisements or company introduction materials, otherwise, it must bear all losses caused to Party A.

Article 6: Force Majeure

6.1 Force majeure as referred to in this Agreement means earthquakes, typhoons, floods, fires, wars, and other unforeseeable objective situations that cannot be prevented, avoided, or overcome in their occurrence and consequences.

6.2 If any party to this Agreement cannot perform or cannot fully perform its obligations under this Agreement due to force majeure, it shall notify the other party of this Agreement within fourteen days from the date of the occurrence of force majeure and provide the other party of this Agreement with a notarized force majeure certificate from a local notary office within thirty days from the date of the occurrence of force majeure.

6.3 If a party cannot perform the contract due to force majeure, it may be partially or fully exempted from liability according to the impact of the force majeure, except as otherwise provided by law. If force majeure occurs during the delay in performance of the contract, liability cannot be exempted.

6.4 If the performance of this Agreement is suspended for sixty days or more due to the impact of force majeure, both parties have the right to terminate this Agreement and notify the other party in writing. Party B cannot refuse to pay the amounts payable to Party A that are not affected by force majeure, and Party A cannot refuse to perform its statutory obligations.

Article 7: Governing Law and Dispute Resolution

7.1 This Agreement shall be solely governed by and construed in accordance with the laws of Hong Kong. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligation arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration administered by the Hong Kong

international Arbitration Centre ("HKIAC") under the Rules of the HKIAC in force when the notice of arbitration is submitted. The place of arbitration shall be Hong Kong. The decision and awards of the arbitration shall be final and binding upon the Parties hereto.

Article 8: Miscellaneous

8.1 This Agreement shall take effect on October 1, 2024 after both parties sign and seal.

8.2 Any amendment or supplement to this Agreement must be in written form and shall take effect after being signed and sealed by both parties.

8.4 This Agreement is made in four copies, with two copies for each of Party A and Party B, and all copies have the same legal effect.

(The following is blank)

Party A: Xcentz Limited

For and on behalf of
Xcentz Limited

By: Mingyi XU
Authorized Signature(s)

Date: Sep 30, 2024

Party B: Coolpad Global Inc.

For and on behalf of
Coolpad Global Inc

By: Fei Ma
Authorized Signature(s)

Date: Sep 30, 2024

Exhibit A: Asset Details

Model/Item	Quantity	Value
S19XP	1,360	2,915,231.85
S19k Pro	5,074	8,537,315.49
T21	481	1,455,606.42
S21 pro	2,700	14,500,059.28
Sevice Fees		700,000.00
Total	**9,615**	28,108,213.04
Transfer value		**28,108,000.00**